Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of 1 day of February 2013, by and between Focus Venture Partners Inc., a Nevada corporation (the “Company”) and Theresa Carlise (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive desire to enter into this Agreement to assure the Company of the continuing service of Executive and to set forth the terms and conditions of Executive’s employment with the Company. The Company is actively engaged in raising capital. The Executive’s services are an integral part of the process and the Company wishes to ensure Executive’s retention so that her best efforts and exclusivity may be applied in achieving the Company’s objectives.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.	Term: The Company agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms of this Agreement, commencing as of the date hereof and ending on February 28, 2014, unless this Agreement is earlier terminated as provided herein. Notwithstanding any other provision of this Agreement, the Company shall have an obligation to make payments to Executive for Base Salary, Additional Benefits and Bonuses, as defined below and as required by this Agreement.

2.	Services and Exclusivity of Services: So long as this Agreement shall remain in effect, Executive shall devote her full business time, energy and ability to the matters related thereto, in order to perform duties as assigned by the Board of Directors of the Company (“Board”), Executive shall use Executive’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board. Executive agrees to serve without additional remuneration in such executive capacities for one or more direct or indirect Affiliates of the Company as the Board may from time to time request, subject to appropriate authorization by the Affiliate or Affiliates involved and any limitations under applicable law. Executive agrees to faithfully and diligently promote the business, affairs and interests of the Company and its Affiliates.

Without the prior express written authorization of the Board, Executive shall not, directly or indirectly, during the term of this Agreement engage in any activity competitive with or adverse to the Company’s business, whether alone, as a partner, officer, director, employee or significant investor of or in any other entity. (An investment of greater than 5% of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes.)

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Executive represents to the Company that Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder.

3.	Duties and Responsibilities: In addition to her duties as discussed herein, Executive shall serve as Chief Financial Officer of the Company for the duration of this Agreement. Executive’s duties as an Executive shall be overall responsibility and authority, subject to authorities and limitations as established by the “Board”, to implement and continue to develop the business strategies of the Company. In performance of executive’s duties Executive shall report to and shall be subject to the direction of the Chief Executive Officer and/or the Board.

Executive agrees to observe and comply with the rules and regulations of the company as adopted by the Board respecting the performance of Executive’s duties and agrees carry out and perform orders, directions and policies of the Company and its Board as they may be, from time to time, stated either orally or in writing. The Company agrees that the duties which may be assigned to Executive shall be usual and customary duties of the position(s) to which Executive may from time to time be appointed or elected and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law. Executive shall have such corporate power and authority as shall reasonably be required to enable Executive to perform the duties required in any office that may be held, subject to the limitations on such powers imposed by the Chief Executive Officer or the Board.

4.	Compensation: During the term of this Agreement, the Company agrees to pay Executive a base salary at the rate of $120,000.00 per year from the date hereof to February 28, 2014, plus up to a 30% discretionary bonus at the discretion of the Board.

5.	Restricted Stock: The Company agrees to issue to the Executive 300,000 restricted shares of its common stock vesting over 36 months. All shares of restricted stock awarded pursuant to this Agreement will be granted subject to the terms and conditions on the actual certificate as issued at the time of signing this Agreement. Executive shall be eligible under the plan as approved by the Board of Directors to receive such shares. Such shares shall be subject to adjustments such as stock splits and other modifications such that the number of shares stated above shall adjust according to such forward or reverse splits in the Company’s stock.

6.	Additional Benefits: The Company agrees to provide the following “Additional Benefits” to Executive:

a)	medical plan coverage for Executive, at the expense of the Company, with such coverage or comparable coverage to continue following the termination of the agreement (other than for “Cause” or without “Good Reason” as each term is defined in this Agreement) until Executive is eligible for Medicare; and an

b)	auto allowance for Executive in the amount of $1,000 per month;

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c)	Executive shall be eligible for three weeks paid vacation, during the term of this agreement. Should such vacation not be taken during the term of this Agreement then said amount shall accrue and the amount due thereunder will be made due and payable at the end of the term of the initial agreement.

7.	Termination: This Agreement and all obligations hereunder (except the obligations contained in Sections 6, 9, 10, 11 and 12 (Additional Benefits, Confidential Information, Non-Competition, Non-Solicitation of Customers Noninterference of Executives) which shall survive any termination hereunder) shall terminate upon the earliest to occur of any of the following:

a)	Expiration of Term: The expiration of the term provided for in Section 1 or the voluntary termination by Executive or retirement from the Company in accordance with the normal retirement policies of the Company.

b)	Death or Disability of Executive: The death or disability of Executive. For the purposes of this Agreement, disability shall mean the absence of Executive performing Executive’s duties with the Company on a full-time basis for a period of six months period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). If Executive shall become disabled, Executive’s employment may be terminated by written notice from the Company to Executive.

c)	For Cause or Without Good Reason: The Company may terminate Executive’s employment and all of Executive’s rights to receive Base Salary and Bonuses hereunder for Cause or upon the resignation of Executive without Good Reason.

Notwithstanding the foregoing, Executive shall not be terminated for Cause pursuant to this Section 7(c) unless and until Executive has received notice of a proposed termination for Cause and Executive has had an opportunity to be heard before at least a majority of the members of the Board. Executive shall be deemed to have had such an opportunity if given written or telephonic notice at least 72 hours in advance of a meeting. The initial determination that Cause or Good Reason exists shall be made by the Board. Any dispute regarding such determination shall be resolved in accordance with Section 20 of this Agreement.

d)	Without Cause or With Good Reason: Notwithstanding any other provision of this Section 7, the Board shall have the right to terminate Executive’s employment with the Company without Cause, and executive shall have the right to resign with Good Reason at any time. If the Company terminates the Executive without cause or Executive terminates with Good reason then the Company shall pay six (6) months’ severance, payable in a lump sum or over the course of six (6) months at the discretion of the Company.

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8.	Business Expenses: During the term of this Agreement, the Company shall reimburse Executive promptly for business expenditures made and substantiated in accordance with policies, practices and procedures established from time to time by the Company generally with respect to other employees and incurred in the pursuit and furtherance of the Company’s business and good will. The Company understands that the Executive will maintain her primary residence elsewhere and any reasonable related travel fees incurred on behalf of Executive for business purposes, relating but not limited to corporate housing, hotel accommodations, airfare and car rental.

9.	Confidential Information: Executive acknowledges that the nature of Executive’s engagement by the Company is such that Executive shall have access to information of a confidential nature. Such information includes financial, legal, or any other secret or confidential information relating to the business affairs of the Company or its Affiliates (the “Confidential Information”). Executive shall keep all such Confidential Information in confidence during the term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extend such disclosure is (i) required by applicable law, (ii) lawfully obtainable from other sources, or (iii) authorized in writing by the Company. Upon termination from Executive’s employment from the Company, Executive shall deliver to the Company all documents, records, notebooks, work-papers and all similar material containing any of the foregoing information, whether prepared the Executive the Company or anyone else.

10.	Non-Competition: In order to protect the confidential information Executive agrees that during the term of the Executive’s employment Executive shall not directly or indirectly, whether as owner, partner, shareholder, agent, employee, creditor, otherwise promote, participate or engage in any activity or other business competitive with the Company’s business.

11.	Non-Solicitation of Customers: Executive agrees that for a period of one year after the termination of employment with the Company, Executive will not on behalf of any other individual, association or entity, call on any of the Customers of the Company or any Affiliate of the Company for the purposes of soliciting or inducing any of such Customers to acquire (or providing to any of such customers) any product or services provided by the Company or any Affiliate of the Company, nor will the Executive in any way, directly or indirectly as agent or otherwise in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to executive or any other person or entity by or with which Executive is employed associated, affiliated or otherwise related if such business is competitive with the Company.

12.	Noninterference with Executives: In order to protect the Confidential Information, Executive agrees that during the term hereof and for a period of one year thereafter, Executive will not directly or indirectly, induce or entice any employee of the Company or its affiliates to leave such employment or cause anyone else to leave such employment.

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13.	Indemnity: To the fullest extend permitted by applicable law and the bylaws of the Company, as from time to time in effect, the Company shall indemnify Executive and hold Executive harmless for any acts or decisions made in good faith while performing services for the Company, and the Company shall use its best efforts to obtain coverage for Executive (provided the same may be obtained at reasonable cost) under any liability insurance policy or policies now in force or hereafter obtained during the term of this Agreement that cover other officers of the Company having comparable or lesser status and responsibility. The Company will pay and, subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court approved settlements, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal thereon, which has been brought against Executive by reason of Executive’s service as an officer or agent of the Company or of any Affiliate of the Company.

14.	Severability: If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

15.	Succession: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Executive hereunder are personal and otherwise not assignable. Executive’s obligations and representations under this Agreement will survive the termination of Executive’s employment, regardless of the manner of such termination.

16.	Notices: Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its office at:

Focus Venture Partners, Inc.

1866 Leithsville Rd. #225

Hellertown, PA 18055

if to Executive at:

[                      ]
[                      ]

or at such other address as the Company may from time to time in writing designate, and if to Executive at such address as Executive may from time to time in writing designate.

17.	Entire Agreement: This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, commitments and practices relating to Executive” employment by the Company.

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18.	Amendments: No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties.

19.	Waiver: No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

20.	Governing Law: This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of Pennsylvania without regard to conflicts of law doctrines, and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of Pennsylvania.

21.	Arbitration: Executive may, if he desires, submit any claim for payment under this Agreement or any dispute regarding the interpretation of this Agreement to arbitration. This right to select arbitration shall be solely that of Executive, and Executive may decide whether or not to arbitrate in his discretion. The “right to select arbitration” does not impose on Executive a requirement to submit a dispute for arbitration. Executive may, in lieu of arbitration, bring an action in appropriate civil court. Executive retains the right to select arbitration, even if a civil action (including, without limitation, an action for declamatory relief) if brought by the Company prior to the commencement of arbitration. If arbitration is selected by Executive after a civil action concerning Executive’s dispute has been brought by a person other than Executive, the Company and Executive shall take such actions as are necessary or appropriate, including dismissal of the civil action, so that the arbitration can be timely heard. Once arbitration is commenced, it may not be discontinued without the unanimous consent of all parties to the arbitration.

Any Claim for arbitration may be submitted as follows: If Executive disagrees with an interpretation of this Agreement by the Company, or disagrees with the calculation of his benefits under this Agreement, such claim may be filed in writing with an arbitrator of Executive’s choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of Executive submitting in writing a list of five potential arbitrators to the Company. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the state of Executive’s principal residence or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Company shall select one of the five arbitrators as the arbitrator of the dispute in question. If the Company fails to select an arbitrator in a timely manner, Executive then shall designate one of the five arbitrators as the arbitrator of the dispute in question.

The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of Executive and the Company. Absence from or non-participation at the hearing by any party shall not prevent the issuance of an award. Hearing procedures that will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his sole discretion when he decides he has heard sufficient evidence to justify issuance of an award.

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The arbitrator’s award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that Executive is entitled to the benefits he claimed, the arbitrator shall order the Company to pay such benefits, in the amounts and at such time as the arbitrator determines. The award of the arbitrator shall be final and binding on the parties. The Company shall thereupon pay Executive immediately the amount that the arbitrator orders to be paid in the manner described in the award. The award may be enforced in any appropriate court as soon as possible after its rendition. If any action is brought to confirm the award, no appeal shall be taken by any party from any decision rendered in such action.

If the arbitrator determines either that Executive is entitled to the claimed benefits or that the claim by Executive was made in good faith, the arbitrator shall direct the Company to pay to Executive, and the Company agrees to pay to Executive in accordance with such order, an amount equal to Executive’s expenses in pursuing the claim, including attorneys’ fees.

22.	Counterparts: This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

23.	Headings: Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

24.	Representation By Counsel; Interpretation: The Company and Executive each acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, including but not limited to Section 1654 of the California civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provision of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

Focus Venture Partners, Inc.

/s/ Chris Ferguson
By: Chris Ferguson
Its: Chief Executive Officer and President

EXECUTIVE:

/s/ Theresa Carlise
Theresa Carlise

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AMENDMENT #1 TO EMPLOYMENT AGREEMENT

As of the 1st day of March (the “Effective Date”), this Amendment #1 to Employment Agreement (“Amendment #1”) is entered into by and between Focus Venture Partners, Inc., a Nevada corporation (the “Company”), and Theresa Carlise (the “Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an employment agreement dated February 1, 2013 (“Employment Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Company and Executive desire to enter into this Amendment #1 to modify certain terms of the Employment Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.	Term [section l]: The term shall be extended for one year ending February 28, 2015, unless earlier terminated as provided herein (the “Term”).

2.	Additional Benefits [sections 6 (a) and severance 7(d)]: In the event that the Company terminates the Executive “Without Cause” or the Executive Terminates “With Good Reason” of the Employment Agreement, Company shall pay Executive as the unpaid balance of the Base Salary through February 28, 2015, and COBRA payments for 6 months, which shall be the Company’s sole obligations post-termination “Without Cause” or “With Good Reason.”

3.	Notices [section 16]: Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its office at

5495 Bryson Drive

Suite 423

Naples, FL 34109

if to Executive at

[                     ]

[                     ]

or at such other address as the Company may from time to time in writing designate, and if to Executive at such address as Executive may from time to time in writing designate.

4.	Entire Agreement: The terms of this Amendment #1 supersede any conflicting terms in the Employment Agreement. All other tams of the Employment Agreement shall remain in fall force and effect.

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5.	Amendments: No amendment or modification of the terms of this Amendment #1 or Employment Agreement Mall be valid unless made in writing and duly executed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

Focus Venture Partners, Inc.

/s/ Michael Palleschi
By: Michael Palleschi
Title: CEO

EXECUTIVE:

/s/ Theresa Carlise
Theresa Carlise

6.	Compensation: (Section 4) Executive shall be paid a base salary (“Base Salary”) at the annual rate of One Hundred and Seventy Five Thousand Dollars ($175,000), of which $25,000 will be payable in arrears and shall accrue until such time that additional equity is received. Executive’s Salary will be adjusted to $150,000 annum* upon commencement of this agreement in semiweekly installments consistent with Company’s payroll practices.

Initial here:

The Company: _________________	Executive: __________________________

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AMENDMENT #2 TO EMPLOYMENT AGREEMENT

As of the 14th day of May 2014 (the “Effective Date”), this Amendment #2 to Employment Agreement and “Amendment #1” is entered into by and between Focus Venture Partners, Inc., a Nevada corporation (“FVP”) and FTE Networks, Inc., a Nevada corporation (the “Company”) and Theresa Carlise (the “Executive”).

RECITALS

WHEREAS, FVP and Executive entered into an employment agreement dated February 1, 2013 (“Employment Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, FVP and Executive entered into an amendment to the Employment Agreement dated March 1, 2014 (“Amendment #1”), a copy of which is attached hereto as Exhibit B; and

WHEREAS, FVP, the Company and Executive desire to enter into this Amendment #2 to the Employment Agreement to substitute the Company as the Employer and modify certain terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.	Duties and Responsibilities [section 2]: In addition to her duties as discussed herein, Executive shall serve as financial advisor for the Company for the duration of this Agreement .... In performance of executive’s duties, Executive shall report to and be subject to the direction of the Chief Financial Officer and Chief Executive Officer.

2.	Compensation [section 4] Executive shall be paid a base salary (“Base Salary”) at the annual rate of One Hundred and Fifty Thousand Dollars ($150,000) and an additional Twenty Five Thousand Dollars ($25,000) shall be paid at the end of the Term provided the Executive fulfils her obligations under the Agreement.

3.	Entire Agreement: The terms of this Amendment #2 supersede any conflicting terms in the Employment Agreement and Amendment #1 to the Employment Agreement. All other terms of the Employment Agreement and Amendment #1 shall remain in full force and effect.

4.	Amendments: No amendment or modification of the terms of this Amendment #2, Amendment #1 or the Employment Agreement shall be valid unless made in writing and duly executed by both parties.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Focus Venture Partners, Inc.

/s/ Michael Palleschi
By: Michael Palleschi
Title: CEO

THE COMPANY:

FTE Networks, Inc.

/s/ Michael Palleschi
By: Michael Palleschi
Title: CEO

EXECUTIVE:

/s/ Theresa Carlise
Theresa Carlise

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